Exhibit 10.19

Zai Lab (Shanghai) Co., Ltd.

Employment Contract

Party A: Zai Lab (Shanghai) Co., Ltd.

Registered Address: Room 502, 1043 Halei Road, Pudong New Area, Shanghai

Legal Representative: Ying Du

Party B: Ning Xu

Residential Address: ####### #### ###### ######, ######## ########, #######

Tel.: #### ### ####

Nationality: PRC

ID (Passport) Number: #########

Based on the principles of equality, free will and good faith, in accordance with the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and other applicable laws, regulations and rules, after Party A has truthfully notified Party B of the related information involved in the employment contract, Party A and Party B have entered into this Employment Contract (the “Contract”) with respect to the establishment of an employment relationship between the Parties, the rights and obligations of the Parties and other relevant matters. Both Parties commit to be bound by the terms and conditions of this Contract.

Section 1. Conditions Precedent to the Contract

Article 1.1	Party B hereby represents, undertakes and warrants that:

1.	Commencing from the execution date of the Contract, Party B is not in any labor or employment relationship with any third party or is subject to any Non-Compete Period restriction. Party B further warrants that there exists no issue with any third party that may affect the effectiveness or the performance of this Contract.

2.	After Party B is employed by Party A, Party B’s engagement in any work assigned by Party A will not infringe trade secrets or other legal interests of any third party; otherwise, Party B will be solely liable for such infringement.

3.	Commencing from the work start date of Party B with Party A, Party B has obtained requisite governmental approvals and completed registrations required for the employment of Party B by Party A at the domicile of Party A.

4.	Commencing from the work start date of Party B with Party A, Party B has obtained requisite qualifications, licenses and/or permits for performing his/her job duties as set forth in this Contract, and will maintain the foregoing qualifications, licenses and/or permits during the Term hereof.

5.	All the materials provided by Party B to Party A during the recruitment process are true and accurate, including but not limited to the facts set out in the resume of Party B or any information provided by Party A during the interview.

6.	Party B is in a good health condition on the work start date, and within 30 days after the work start date, Party B shall at the request of Party A conduct a health checkup at the hospital/clinic designated by Party A, and the health check result shall be consistent with Party B’s statement on his/her good health condition.

7.	Party B confirms that Party A has truthfully informed Party B of the scope of work, working conditions, working location, occupational hazards, safe production conditions, remuneration, and other employment conditions that Party B requests to know.

8.	Party B shall ensure that his/her basic information (including address) set forth on the first page of this Contract is true and valid, and is willing to undertake any legal consequence resulting from inaccuracy of such information. In the event that any basic information of Party B has changed within the Term hereof, Party B shall notify Party A in writing within a reasonable period of time, and Party B shall be liable for any legal consequence resulting from any delay of notification of such change.

Section 2. Term of Employment Contract

Article 2.1	The term of this Contract shall be three (3) years (the “Term”). This Contract shall be effective as of July 1, 2017 (the “Effective Date”) and shall expire on June 30, 2020.

Article 2.2	In the event Party B fails to meet relevant recruitment requirements during the Probationary Period, Party A may immediately terminate this Contract, without liability to make any payment of economic compensation to Party B. The circumstances of not meeting recruitment conditions during the Probationary Period include, without limitation:

1.	Party B forges academic qualifications, certificates or proof of work experiences, or any content in Party B’s resume or any job application registration form is not consistent with actual situation of Party B, or Party B makes untrue statement to Party A, such as concealing medical history and/or falsifying work experiences;

2.	Party B has mental illness or serious infectious disease, or the health check result of Party B does not satisfy the requirements of Party B’s work position, or Party B fails to timely provide all materials necessary for the employment in accordance with Party A’s requirements;

3.	Party B has employment relationship with any other employer and/or Party B owes non-compete obligations to his/her previous employer which will restrict Party B from serving Party A;

4.	Party B fails to complete the relevant work according to Party A’s written or oral instructions, position statements, job description, or other work requirements, or Party B fails to meet the job requirements of his/her position;

5.	Party B’s working philosophy and attitude is in conflict with Party A’s culture; or

6.	Party B fails to pass any assessment or evaluation conducted by Party A during the Probationary Period.

Article 2.3	Party A shall timely review the performance of Party B prior to the expiration of the Probationary Period. If Party B fails to pass the performance review, Party B shall be considered as failing to meet recruitment conditions during the Probationary Period, in which case Party A shall be entitled to immediately terminate this Contract, without liability to make any payment of economic compensation to Party B.

Article 2.4	This Contract shall be terminated upon expiration of the Term. This Contract may be renewable upon mutual agreement of the Parties.

Article 2.5	If the commencement date of this Contract is inconsistent with the commencement date of the actual work, the employment relationship between Party A and Party B shall commence from the commencement date of the actual work, and the Term of this Contract and the Probationary Period shall also start from the commencement date of the actual work.

Section 3. Scope and Location of Work

Article 3.1	Party A hereby appoints Party B as Executive Vice President based on its operational conditions. The specific job descriptions will be provided by Party A separately.

Article 3.2	The working place of Party B shall be in Beijing (City). Party A may designate Party B to work in other locations as its business scope expands or to fulfil other operational management requirements.

Article 3.3	Party A may lawfully and reasonably adjust the position and working place of Party B, taking in to account Party A’s needs of work and Party’s profession, expertise, capability, performance and health conditions as well as other factors.

Article 3.4	Party B shall complete the work in accordance with the scope, requirements and targets as arranged by Party A and shall meet the requirements on quality, quantity and time limit. Party B shall devote all working time, energy and capacity to perform his/her duties and obligations under this Contract, and make his/her best efforts to improve and promote Party A’s business interests.

Article 3.5	Unless approved by Party A in writing in advance, Party B shall not engage in any business that is relevant with his/her duties at Party A or in conflict with Party A’s interests during the Term hereof, whether during or outside working hours, for purposes other than performing his/her job duties for Party A or promoting Party A’s interests.

Section 4. Labor Protection, Labor Conditions and Occupational Hazard Protection

Article 4.1	Party A shall provide Party B with a work environment in compliance with the national regulations on safety and health so as to ensure the personal safety of Party B and to protect Party B from any physical injury at work.

Article 4.2	Party A shall provide Party B with necessary labor protection materials based on the actual needs of Party B’s position in accordance with the applicable national regulations. Party B shall enhance his or her sense of self-protection and strictly follow the procedures of safe operation.

Article 4.3	Party A shall adopt occupational hazard protection measures in an active manner in accordance with the applicable national and local regulations so as to ensure the personal safety of Party B and to protect Party B from any physical injury.

Article 4.4	Party A shall conduct regular health check as well as labor safety and health education for its employees in accordance with the applicable regulations. Party B shall attend the special trainings on labor safety and labor protection organized by Party A and shall strictly implement the labor safety system, specifications for operation and such other labor disciplines formulated by Party A, and shall use the labor protection materials in a safe and standardized manner.

Section 5. Remuneration

Article 5.1	Party A shall determine its salary system and the salary amounts taking into account its business operation status, profitability as well as relevant internal policies.

Article 5.2	Party B shall be entitled to remuneration upon his normal attendance for work and completion of his work assignment by Party A within the specified working time which has met both quality and quantity standards. The amount of monthly salary of Party B is provided in the offer letter or the remuneration adjustment notice. Such monthly salary has included all the allowances and subsidies provided in the national or local regulations.

Article 5.3	Party A shall pay to Party B a monthly salary on the last day of each month, which may be postponed by Party A for a reasonable period if Party A is unable to make timely payment due to reasons not attributable to Party A.

Article 5.4	Party B shall pay individual income tax in accordance with law, which shall be withheld and remitted by Party A and deducted from the monthly salary and year-end bonus (if any) payable to Party B.

Article 5.5	Party A may make reasonable adjustments to the remuneration to Party B on the basis of the business operation status of Party A, the national price index, as well as the professional ability, performance, change in position and location of Party B and other factors. Party B is willing to accept and follow the decisions of Party A.

Section 6. Working Hours, Holidays and Leave

Article 6.1	The normal working hours of Party A shall be from 9 a.m. to 6 p.m. (including one (1) hour’s lunch time) from Monday to Friday.

☐ Both Parties acknowledge that the standard working hour system will apply to Party B. Party B fully understands that Party A may change the work shifts and working hours or extend the working hours of Party B or request Party B to work on holidays from time to time upon consultation with Party B, taking into consideration the specific job of Party B and the business needs of Party A. Party B agrees to the changes in the work shifts, extension of working hours or working overtime during holidays as requested by Party A in accordance with the working hour system of Party A. For any overtime work requested or approved by Party A, Party A shall provide compensation leave or remuneration to Party B in accordance with law. Party B shall not work overtime without prior approval of his/her supervisor. Party B is not entitled to any overtime-related benefits (such as overtime pay or deferred holidays) for any overtime work that is neither requested nor approved in advance by Party A.

☑ Both Parties acknowledge that the flexible working hour system will apply to Party B. The salaries of Party B shall be the full compensation for his/her work—Party B will not be entitled to any overtime payment for extension of working hours during working days or working on holidays (non-national holidays). Party B shall guarantee sufficient working time to ensure all work is completed appropriately and timely, and Party B shall arrive at Party A’s premises timely to perform job duties pursuant to Party A’s requirements.

☐ Party B understands that Party A has been granted / is applying for / will apply for the approval for flexible working hour system. If Party A obtains such approval, and if requested by Party A, Party B agrees to switch to the flexible working hour system and sign any document to effectuate such change.

Both Parties acknowledge that if the Parties agree upon mutual consultation on an adjustment of the duties of Party B, the working hour system applied to Party B may be adjusted accordingly.

Article 6.2	Party B shall be entitled to all national holidays and other holidays prescribed by the internal policies of Party A.

Article 6.3	During any period that Party B is employed by Party A, Party A may request Party B to take annual leave, as long as Party A continues to pay Party B the salary and benefits that Party B is entitled to hereunder. During the vacation period, Party A may request Party B:

1.	to stop performing Party B’s responsibilities and obligations hereunder;

2.	not to enter Party B’s workplace, or workplace of Party A or any other group member; or

3.	not to contact any employee, agent, vendor, client or customer of Party A or any other group member, unless otherwise instructed by Party A in writing.

Where Party A arranges the employee to take annual leave pursuant to this Article, such number of annual leave days shall be deducted from the number of Party B’s paid annual leave entitlements.

Article 6.4	If Party B needs to take leave for more than one working day due to non-work-related illness or injury, Party B must provide Party A with the written record, proof or any other type of written documents for such illness or injury, including but not limited to the sick leave certificate, registered sheet, medical record, invoices issued by the hospital. Failure to provide such written certificates will result in the deduction of a pro rata amount corresponding to such leave from Party B’s monthly salary.

Article 6.5	If Party B is taking or plans to take sick leave for more than 30 consecutive calendar days, Party A shall have the right to appoint another person to fill in the vacancy of Party B during the absence of Party B. If any other person has taken Party B’s original position when Party B returns from his/her sick leave, Party A is entitled to move Party B to another appropriate position to the fullest extent practicable, according to Party B’s health condition and job skills. Such position for Party B does not necessarily need to have the same job responsibilities, position level or salary level as the original position held by Party B. Party A shall have no obligation to create a new position especially for Party B under such circumstances.

Section 7. Social Insurances and Benefits

Article 7.1	Party B shall be entitled to benefits for illness or non-work related injury in accordance with the applicable laws, regulations and relevant provisions.

Article 7.2	Party B shall be entitled to benefits for work-related injury, and pregnancy, maternity leave and nursing leave of the female employee in accordance with the applicable laws, regulations and relevant provisions.

Article 7.3	Party A shall contribute social insurance and housing provident fund for Party B in accordance with PRC regulations, and may establish supplementary medical insurance and accident insurance accounts for Party B based on the actual situation of Party A. Party B is also required to contribute his portion of the amount into his social insurance and housing provident fund accounts, and Party A shall withhold and deduct such amount from the salary payable to Party B. Party B guarantees that Party B will submit valid personal information certificates required by Party A for making contributions to social insurance and housing provident fund. Party B shall be liable for any consequence resulting from any delay in submitting these certificates to Party A.

Article 7.4	If Party B is a foreign citizen, overseas permanent (long-term) residency holder, or resident from Hong Kong, Macau or Taiwan, Party A and Party B agree that Party B will not participate in the social insurance and housing provident fund scheme. Party A will establish a supplementary medical and accident insurance scheme for Party B in accordance with the actual situation of Party B and Party A.

Article 7.5	Party A may adjust the benefits entitled by Party B based on Party A’s business operation status, profitability and other factors in accordance with law.

Section 8. Labor Discipline, Rewards and Punishments

Article 8.1	Party A will develop or amend internal rules and policies which are in compliance with the laws and regulations and necessary for its business development. Party A shall be responsible for supervising the daily activities of Party B and ensure his or her compliance with the labor disciplines in accordance with relevant rules and policies.

Article 8.2	Party B must abide by PRC laws, rules and regulations as well as the internal rules and policies of Party A, otherwise Party A has the right to impose punishment on Party B in accordance with its internal rules and policies.

Article 8.3	Party B shall carefully read the contents of each rule or policy publicly released by Party A in order to be timely informed of all information about Party A. Party B shall be solely liable for any consequence arising from the failure of Party B to be timely informed of the aforesaid information.

Article 8.4	During the Term of this Contract, Party A may amend its employee handbook and other rules and policies, or develop new rules and policies. If there is any inconsistency between the original policies and the new policies, Party B agrees to implement the new policies.

Article 8.5	Party B shall properly keep the assets of Party A and shall return the assets to Party A when leaving his or her position for any reason. Party B shall compensate Party A if Party B negligently loses any asset or intentionally damages any assets.

Article 8.6	Party A will, on a case-by-case basis, provide moral incentives and material rewards for employees who set a good example for complying with its rules and policies as well as employees who perform excellent work.

Article 8.7	Party A will, on a case-by-case basis, impose punishments on employees who violate the rules, policies and labor disciplines of Party A, varying from oral or written warnings and disciplinary punishment to termination of employment. Party B shall be liable to compensate Party A in accordance with law for any economic loss arising from any violation of relevant rules or policies by Party B.

Section 9. Confidentiality, Ownership of Intellectual Property and Non-Compete

Article 9.1	For the purpose of this Contract, “confidential information” shall mean any trade secret or other information in connection with the business, finance or operation of Party A or its affiliates or any trade secret or other information of any client or supplier which has not been disclosed by any representative duly authorized by Party A. For example, confidential information shall include, but not limited to, trade secrets, processes, recipes, concepts, inventions, improvements, know-how, negative know-hows, technologies, drawings, designs, original writings, source codes and object codes, data, software programs, plans, proposals, strategic plans, marketing and sales plans, information, blueprints, production methods, capacities, specifications and promotional concepts in relation to any research, development, manufacturing and new products, the skills and remuneration information relating to other employees of Party A, and all other ideas, information or concepts relating to any current or potential business of Party A.

Article 9.2	Party A and Party B acknowledge that Party B will inevitably have access to the trade secrets and IP-related confidential information of Party A during the performance of work duties by Party B, that Party A has ownership and proprietary right over such information, and that Party B is obligated to keep such information in confidence. Party B understands and agrees that, the only purpose of Party B’s access to such confidential information is for Party B’s performance of work in the interests of Party A, and any breach of this Contract will cause irrevocable damages to Party A’s material and sustainable investment interests in such confidential information. During the Term of employment and at any time thereafter, Party B shall strictly keep confidential the confidential information and must not directly or indirectly use or disclose any confidential information to any individual, enterprise or company except for the performance of work duties for Party A. Party B further agrees that, Party B shall not copy any confidential information without explicit authorization by Party A.

Article 9.3	Party B acknowledges that Party A or its affiliates may obtain from a third party the confidential or proprietary information of such third party, and the Company or its affiliates may be obligated to keep confidential of such information and utilize the same only for restricted purpose(s). Party B agrees that, without the specific written authorization of Party A, Party B shall not disclose, utilize or assist in utilizing or disclosing any such third-party confidential or proprietary information, except that this is necessary for Party B’s normal performance of duties as an employee of Party A and complies with the agreement between Party A or its affiliates and such third party.

Article 9.4	Upon Party B’s resignation or at the request by Party A, Party B shall return to Party A any medium containing confidential information, including but not limited to documents, materials, charts, notes, reports, letters, fax transmissions, tapes, disks, CDs, emails and devices. If such medium belongs to Party B, Party B shall permanently remove the confidential information from the medium, or at Party A’s request, transfer such medium to Party A according to the value of such medium itself. Party A shall have sole discretion as to which method shall be taken.

Article 9.5	Party B warrants that during the communications with Party A and during the Terms of employment by Party A, Party B will neither disclose to Party A the trade secrets or confidential information of any third party, including the ex-employers of Party B, nor utilize such third-party trade secrets or confidential information without authorization when working for Party A. If, as a result of Party B’s violation of this Article, a third party claims that Party A has infringed its rights, Party B shall bear all costs incurred by Party A when it responds to such legal action; and Party A shall have right to recover from Party B any damages born by Party A.

Article 9.6	Party B warrants and undertakes to comply with any rules and policies of Party A regarding confidentiality as well as any trade secret confidentiality agreement otherwise entered into with Party A, and be subject to the confidentiality obligations applicable to his/her position.

Article 9.7	During Party B’s employment by Party A and within one (1) year after Party B’s departure, Party B, any invention, creation, work (the term “work” herein shall have the same meaning with that under Copyright Law of the People’s Republic of China), know-how, discovery, technology improvement, technology development, technique, creative idea, design, conception, composition or other confidential information which is achieved individually by Party B or jointly by Party B and others (i) for the performance of duties, (ii) relating to or resulting from Party B’s service at Party A, (iii) in relation to any existing or anticipated ongoing research and development of Party A, or (iv) mainly using the materials and technical resources of Party A (including, but not limited to, the funding, equipment, component, raw materials, proprietary information of Party A) (collectively “Work For Hire”), and the relevant ownership and intellectual property rights to the Work For Hire (including, without limitation, patent application right, patent right, copyright, trademark, commercial secret, etc.) shall belong to Party A and its affiliates. The Work For Hire may be the work done by Party B when performing his/her own duties or when working on the assignments by Party A outside of the scope of Party B’s own duties.

Article 9.8	Party B acknowledges that Appendix 1 “Existing Inventions of Employees” has included all inventions and creations, works, know-hows and other proprietary information completed or conceived by Party B before Party B’s acceptance of employment by Party A, whether or not patents or relevant property rights have been attached to them. Such inventions and creations, works, know-how and other proprietary information shall be excluded from Work For Hire. If Party B does not have any such inventions and creations, works, proprietary technologies and other proprietary information that need to be excluded from Work For Hire, Party B shall make a declaration in Appendix 1 and sign on it.

Article 9.9	During Party B’s employment by Party A and within one (1) year after Party B’s departure, Party B shall immediately report to Party A in writing upon Party B’s acquisition of any invention and creation, works, know-hows or other proprietary information, whether it is a Work For Hire or not.

Article 9.10

At the request of Party A, Party B shall provide all assistances deemed necessary by Party A to acquire and enforce worldwide all kinds of intellectual property rights generated from the Work For Hire. Party A may need to apply for, maintain, enforce the intellectual property rights of the Work For Hire created by Party B or utilize such rights for other reasonable purposes. Party B agrees to cooperate with Party A in signing, certifying and submitting relevant documents as instructed by Party A or take other actions required by Party A, including acting as a witness. The obligation of Party B to assist Party A in applying for, and maintaining intellectual property rights mentioned in this Section shall survive after the termination of the employment relationship between the Parties. Without the written consent of Party A, Party B shall not apply for or register any intellectual property right with respect to any Work For Hire, or amend, change or revoke relevant legal documents during the process of application, registration and maintenance.

Article 9.11	Party B hereby agrees to waive any right of first refusal he may have as to Party B’s Work For Hire when Party A transfers such Work For Hire to others.

Article 9.12	Party B shall record and keep the Work For Hire and other information and data produced and completed by Party B in a timely and effective manner as required by the rules and policies of Party A, and properly keep the tangible medium that contains such information and data, including but not limited to experiment records, drafts, sketches, memoranda, statements, equipment, formulae, documents, mails, electronic flow and other materials. Such information and medium shall be the property of Party A which is entitled to access or review such information at any time. Party B shall return all tangible medium containing such information and data, and shall not privately keep, duplicate the same or give the same to others.

Article 9.13	For the Work For Hire attained by Party B, Party A shall pay to each of Party B and the other inventors of such Work For Hire RMB 5,000 as a reward and remuneration for such Work For Hire. Upon acceptance of the patent application, Party A shall pay to Party B and the other inventor of such Work For Hire half of such reward and remuneration, i.e. RMB 2,500, respectively, and then pay to Party B and the other inventor of such Work For Hire the remaining half of such amount of RMB2,500 respectively after the patent has been granted (the patent shall be deemed to have been granted as long as the patent has been granted in one country).

If the implementation (by Party A or another person licensed thereby) of such Work For Hire incurs economic benefits or is transferred, Party A shall not pay to Party B any money, reward or remuneration. However, Party A shall deem it as the work performance of Party B and an important basis for promotion assessment.

Article 9.14	Party B shall be obligated to protect the capital, reputation, technologies and trade secrets of Party A. Party B shall be liable to recover losses and provide compensation in accordance with the applicable laws as well as the internal rules and policies of Party A for any losses actually suffered by Party A due to any intentional or negligent act of Party B.

Article 9.15	During the Term of employment, Party B shall not engage in any conduct or commercial activity that is conflicting with the interests of Party A or competes with the business of Party A, including, but not limited to, working for any entity that competes with Party A, establishing any entity that competes with Party A or operate any related business. If Party B is found to be in violation with the foregoing, Party A shall have the right to take corresponding actions in accordance with its internal rules.

Article 9.16	During the Term of this Contract, Party B shall neither engage in any business for his/her own interest or any third party’s interest nor serve concurrently in any private or public entity without the written consent of Party A. Relatedly, Party B agrees to contribute all of his/her time and energy in the work during normal working hours and other working hours necessary for his/her work for Party A. Party B shall neither act as a member of the board of directors of any other company nor act as a director of any listed company without the prior approval of Party A. Party B shall not own any external benefits which may be harmful to Party A or impair or affect the work performance of Party B in any aspect.

Article 9.17	If Party B participates in any professional training with the fee paid by Party A or an affiliate of Party A (including but not limited to on-the-job training and overseas training) or if Party B receives any other high-value special treatment from Party A or an affiliate of Party A, Party B shall, upon the request of Party A, execute a service period agreement with Party A setting forth the term of service and liquidated damages. If Party B voluntarily resigns before expiration of the service period or is terminated by Party A due to reasons attributable to Party B within the service period, Party B shall be liable for indemnification in accordance with the service period agreement and the applicable laws and the internal rules of Party A.

Article 9.18	In view of the fact that Party B may obtain the business process, technologies, trade secrets or other confidential information of Party A or its affiliates during his/ her employment by Party A as senior officer or technical or professional staff, Party B agrees that, during the Term of employment of Party B by Party A and within [two (2) years] after such employment is rescinded or terminated for whatever reasons (the “Non-Compete Period”), Party B shall not directly or indirectly be employed by any competitor, or otherwise provide services to any competitor, or directly or indirectly establish or operate, whether on its own or in collaboration with any third party, any business or entity that competes with Party A, or otherwise engage in any competing business.

The Parties acknowledge that, the term “competing business” in this Article shall refer to any technology, process, product or service, whether existing or under development, of any organization or individual other than Party A, which is same with, similar to or competing with any technology, process, product or service involved in the work conducted by Party B during his/her employment by Party A or relating to the confidential information of Party A obtained by Party B; and the term “competitor” in this Article shall refer to any organization or individual who is conducting or will conduct the competing business (including, but not limited to, research, development, purchase, manufacturing, marketing, sale or import). To the fullest extent permitted by law, “Party A” in this Article shall include all braches and affiliates of Party A.

Article 9.19	As the full consideration for Party B’s undertaking the forgoing non-compete obligation after his/her departure from the company, Party A will pay to Party B a corresponding economic compensation (the “Non-Compete Compensation”) with the payment terms specified as follows: during the Non-Compete Period after Party B’s departure, the economic compensation shall be paid monthly in an amount of 30% of the average monthly salary of the twelve (12) months immediately before the cancellation or termination of the employment relationship between Party B and Party A; provided, however, that if the statutory minimum Non-compete Compensation provided in the applicable national or local regulations is higher than the above standard, both Parties hereby confirm that the Non-Compete Compensation shall comply with such minimum compensation standards.

Both Parties agree that during the Non-Compete Period after Party B’s departure, Party A shall deposit on a monthly basis the Non-Compete Compensation due for the current month into the personal bank account of Party B into which Party A paid the salary of Party B for the last time or another bank account of Party B of which Party A is otherwise notified. Party B hereby agrees that Party A shall not be liable for any delayed or inadequate payment of the Non-Compete Compensation hereunder due to the false information of such accounts, change of such accounts, cancellation or freezing or such accounts or other reasons not attributed to Party A, and Party B shall continue to perform the non-compete obligation hereunder. Party A shall be entitled to withhold and deduct the applicable individual income tax from the Non-Compete Compensation payable to Party B in accordance with the provisions of applicable laws and/or as required by the relevant administrative authorities.

Article 9.20	Party B hereby agrees that before the rescission or termination of his/her employment relationship with Party A, Party A shall be entitled to decide, in its sole discretion and by notifying Party B in writing, to unilaterally waive Party B’s non-compete obligations hereunder after he leaves the Company.

Section 10. Termination and Renewal of the Employment Contract

Article 10.1	Upon the occurrence of any of the circumstances set forth below, Party A shall be entitled to terminate this Contract after giving Party B a 30 days prior written notice (or paying to Party B an additional month of basic salary in lieu of the 30 days prior written notice) and providing Party B with a statutory severance.

1.	Party B suffers an illness or a non-work-related injury and, after the statutory medical treatment period, is unable to undertake the original work or other work arranged by Party A;

2.	Party B is incompetent to do the job, and still fails to be competent for the job after being trained or after his or her position is changed;

3.	There is a significant change to the objective circumstances on which this Contract is based, resulting in the failure to perform this Contract, and after the consultations by both Parties, no agreement can be reached in respect of the modification of the content of this Contract; “A significant change in the objective circumstances” includes but is not limited to any reorganization or restructuring (including but not limited to revocation of work functions or positions), relocation, asset transfer, or closure or revocation of any department/office.

4.	Party A needs to lay off employees because Party A is undergoing a legally required bankruptcy restructuring or because Party A is experiencing serious difficulties in production or operation (in which case the employer must follow appropriate legal procedures to terminate employees); or

5.	Other circumstances provided by PRC laws or regulations.

Article 10.2	Upon the occurrence of any of the circumstances set forth below, Party A shall be entitled to terminate this Contract immediately without prior notice, without liability to make any payment of economic compensation to Party B:

1.	Party B seriously violates the employment rules and policies of Party A, including but not limited to: (i) violating several times or continuously violating the rules and policies of Party A; (ii) violating the employee handbook; (iii) violating confidentiality obligations of Party B, exclusive employment provisions, the obligation to maintain the job qualification, safe production and hygiene regulations, and/or seriously violating other policies and procedures implemented by Party A from time to time.

2.	Party B commits serious dereliction in the performance of her duties, or practices graft, causing severe damage to the interests of Party A;

3.	This contract is invalidated if Party B commits fraud or uses coercive measures or takes advantage of Party A vulnerability to make Party A enter into this contract or to make amendments thereto against Party A’s will; “fraudulent measures” includes but is not limited to concealing or falsifying education, work experience, qualifications or health status of Party B, or providing Party A with fake academic/degree certificates or credential/qualification certificates, or other fake materials.

4.	Party B is prosecuted for criminal liability;

5.	Other circumstances prescribed by PRC laws or regulations specify that Party A may immediately terminate the labor relationship with Party B.

Article 10.3	Unless the Parties agree otherwise, Party B may terminate this Contract after the expiry of the Probationary Period by serving a thirty (30)-day prior written notice to Party A. If Party B requests to terminate this Contract without serving a 30-day prior written notice, Party A shall be entitled to reject this request. Subject to approval of Party A, the resignation of Party B may take effect from the date when Party A receives the resignation request.

Article 10.4	If Party B does not meet Party A’s recruitment criteria during the Probationary Period, Party A shall be entitled to terminate this Contract immediately without paying severance. Party B shall be entitled to terminate this Contract by delivering a three (3)-day prior written notice to Party A during the Probationary Period.

Article 10.5	This Contract may be terminated upon mutual agreement by both Parties.

Article 10.6	Upon the occurrence of any of the circumstances set forth below, this Contract shall be terminated unless otherwise provided by PRC laws or regulations:

1.	The Term of this Contract has expired and the Parties do not renew this Contract;

2.	Party B reaches the statutory retirement age or starts to receive basic pension in accordance with law, is dead or has been declared dead or missing by any competent court;

3.	Party B fails to obtain or retain the necessary work permit and visa required under the PRC law in respect of the employment relationship hereunder (this only applies to employees with non-mainland Chinese nationality);

4.	Party A ceases operation or dissolves;

5.	Party A has been declared bankrupt, has its business license revoked, or has been ordered to close in accordance with law; or

6.	Other circumstances agreed by the Parties or provided by PRC laws or regulations.

Article 10.7	Without prejudice to any other rights of Party A hereunder, Party A shall be entitled to early terminate this Contract under any circumstances by giving a notice to Party B one (1) month in advance or paying one (1) month’s basic salary in lieu thereof, without liability to make any payment of economic compensation to Party B in both cases.

Article 10.8	If Party B is subject to any disciplinary or legal investigation, Party A shall have right to suspend Party B’s duties, provided that Party A shall pay to Party B appropriate salaries or allowances in accordance with relevant PRC laws and regulations. If Party B is proven to have violated any discipline or law, Party A shall have right to terminate this Contract in accordance with the applicable laws and the provisions hereof.

Article 10.9	Party A may require Party B to stop working and/or stop performing his/her duties during the notice period (regardless whether the termination notice is made by Party A or Party B), provide that Party A shall pay to Party B basic salaries for the notice period.

Article 10.10	If Party B ceases to work for Party A, Party B agrees that Party A may notify Party B’s new employer any ongoing obligations Party B remains subject to under this Contract.

Article 10.11	After the Contract is terminated or rescinded,

1.	Upon the request of Party A, Party B shall promptly return to Party A all the assets of Party A (including the assets which shall be returned in accordance with the employee handbook). Party B acknowledges and agrees that Party A shall be entitled to withhold the last salaries and/or any other payment payable to Party B or offset the cost of such assets from such last salaries and/or any other payment if Party B fails to perform the foregoing obligations.

2.	Party B shall complete the termination procedures in accordance with the laws applicable to non-Chinese employees working in China (this only applies to employees with non-mainland Chinese nationality);

3.	Party B shall continue to be bound by the Zai Lab Trade Secrets Confidentiality Agreement.

4.	Upon or after the termination or rescission of the employment relationship between the Parties, Party B may not purport, procure or permit any other person to purport that Party B remains in any way connected with Party A or any related party.

Section 11. Personal Information

Article 11.1	Party B acknowledges and agrees that, before or during the Term of Party B’s employment by Party A, Party A may collect, maintain, use or transfer the personal information of Party B within or outside of China for the purpose of human resource management, background check, special investigation or other lawful purposes in relation to the employment / business matters. Party A may transfer the personal information of Party B to other group companies within or outside of China or to the supplier of Party A for the purpose of obtaining welfare for Party B or for other purposes related to human resource management. The collected personal information shall be solely used for lawful or relevant purposes. Party A may take all practicable measures to ensure the accuracy of the personal information maintained by Party A. If there is any change to the personal information of Party B collected by Party A, Party B shall timely report such changes to Party A. Party A shall take all practicable measures to ensure the security of such personal information and protect it from any unauthorized or accidental receipt or use by any third party.

Article 11.2	Party A’s information technology resources and communication system shall be the assets of Party A. Therefore, Party B shall expect to have no privacy over any information, document, file, data, fax, telephone communication, dialogue or information publicized through social media, or any other kind of information or communications which are transmitted, received, sent, printed, saved or recorded in the electronic information and communication system of Party A. Party A shall have right to, without further notice to Party B, monitor, intercept and review the activities which are carried out by Party B using Party A’s information technology resources and communication system. Party B acknowledges and agrees that Party A may monitor Party B’s use of such resources and system.

Section 12. Non-Disparagement

Article 12.1	During or after the Term of Party B’s employment with Party A, Party B shall not make any negative comments or in other ways disparage Party A or its affiliates or their respective officers, directors, managers, employees, shareholders, members, agents or products in a way detrimental to them, their business, commercial reputation or personal reputation, provided, however, that the following statements made by Party B shall not be regarded as violating the forgoing: (i) the true statements made by Party B in response to legal proceedings, governmental requirements on deposition or filing, or administrative or arbitration proceedings (including, but not limited to the depositions related to such proceedings), or (ii) the true statements made by Party B in good faith in the internal procedures of Party A in order to perform Party B’s duties to Party A during the Term of employment.

Section 13. Breaches and Damages

Article 13.1	Either Party shall compensate the other Party if the other Party suffers economic losses due to its breach of this Contract.

Article 13.2	During the Term of this Contract, if Party B receives paid training from Party A, such matter shall be handled in accordance with the agreements on service period between the Parties.

Article 13.3	Party B acknowledges and agrees that any act of Party B in violation of any non-compete obligation hereunder would result in immeasurably severe damage to Party A. Therefore, Party B agrees that in the event that Party B violates any non-compete obligation hereunder during the Non-Compete Period set forth herein, Party B shall:

1.	immediately terminate any of its act in violation of the non-compete obligations hereunder and continue to perform such obligations hereunder; and

2.	return to Party A all Non-Compete Compensation already paid to Party B; and the non-compete obligations of Party B shall not be relieved; and

3.

pay the liquidated damages to Party A in an amount equivalent to two (2) times of twelve (12) months’ aggregate salary prior to cancelation or termination of the employment relationship with Party A by Party B; and the non-compete obligations of Party B shall not be relieved. If the period of the employment relationship between Party A and Party B is less than twelve (12)

months, the forgoing twelve (12) months’ aggregate salary shall be twelve (12) times of the average monthly salary during the actual existence of the employment relationship. If the breach by Party B results in an actual loss of Party A in excess of such liquidated damages, Party B shall further indemnify Party A such difference in loss.

Article 13.4	If Party B misappropriates Party A’s assets and cause damages to Party A, Party B shall return such assets and compensate Party A for its losses therefrom. If Party B obtains from Party A any interest which cannot be justified by any law or contract, Party B shall return such unjust enrichment to Party A.

Section 14. Labor Dispute

Article 14.1	The labor dispute resolution procedures shall apply to any dispute arising from the performance of this Contract by the Parties.

Article 14.2	The labor dispute resolution procedures shall be as follows:

1.	Party A and Party B resolve the dispute through consultation and negotiation;

2.	If the dispute cannot be resolved though consultation and negotiation, one or both Parties in dispute submit the dispute to the labor dispute arbitration committee for arbitration;

3.	Either Party that disagrees to the arbitration award may file a lawsuit within fifteen days following the receipt of the labor arbitration award to the people’s court having jurisdiction over the place where Party A locates.

Section 15. Miscellaneous

Article 15.1	This Contract is executed in two copies with each Party holding one copy. This Contract shall become effective when signed or sealed by both Parties and both copies shall be equally effective.

Article 15.2	Any matter not specified herein shall be handled in accordance with the other agreements by the Parties. If there is no agreement between the Parties, such matters shall be handed in accordance with the applicable laws, regulations and rules. If there is no applicable law, regulation or rule, the Parties shall enter into a supplemental agreement to this Contract based on the principles of equality, free will and good faith.

Article 15.3	The terms of Confidentiality, Intellectual Property, Non-Compete, Service Period, Applicable Laws, Labor Dispute and Non-Disparagement under this Contract shall survive the termination of this Contract.

Article 15.4	Any notice, approval, consent or other communication given or made pursuant to this Contract shall be in writing and shall be delivered to the other Party by hand, by courier (such as EMS of China Post) or by email. All communications shall be sent to the respective Parties at the addresses as set forth at the beginning of this Contract, or, for the purpose of this Article, to such other addresses subsequently modified by written notice given to the other Party.

Article 15.5	No omission or delay to exercise any right or privilege accruing to either Party under this Contract shall be deemed a waiver of such right or privilege by such Party. No partial exercise of any right or privilege under this Contract shall impede further exercise of such right or privilege. A waiver of remedies by either Party against the breach of any terms and provisions of this Contract shall not be construed as a waiver by such Party of remedies against any subsequent breach, nor shall it be construed as a waiver of the other rights under such terms or provisions or under this Contract.

Article 15.6	Both Parties agree on the severability of the provisions of this Contract. If any provision of this Contract is entirely or partially rendered invalid or unenforceable, the other provisions of this Contract shall remain in force and enforceable.

Article 15.7	In the event one or more provisions herein are inconsistent with the currently effective laws, regulations or rules, the applicable laws, regulations or rules shall prevail. If any applicable law, regulation or rule is amended, the most updated and effective one shall prevail. The validity, legality and enforceability of the other provisions herein shall not be affected by such invalid provisions.

Party B acknowledges and confirms that:

I have carefully read and fully understood the contents of this Contract at the time of execution of this Contract. I have been fully informed of the contents, conditions, places, occupational hazards, safety operation conditions and remunerations of the work, as well as the policies of Party A, including without limitation the employee handbook. I will strictly comply with these policies and perform the obligations therein.

Party A: Zai Lab (Shanghai) Co., Ltd. Signature (Seal): [Seal of Zai Lab (Shanghai) Co. Ltd.] Date:	Party B: Ning Xu Signature: /s/ Ning Xu Date: June 29, 2017

Appendix 1 Existing Inventions of Employees

Name of Employee: Ning Xu

ID (Passport) Number: #########

List of the inventions, work products, know-how or other proprietary information completed or conceived prior to joining Zai Lab (Shanghai) Co., Ltd.: N/A

Signature of the Employee: [sig]

Date: June 29, 2017